EXHIBIT (11)

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                  NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                         Three Months Ended
(Amounts in thousands,                        March 31
except per share data)                    1995          1994

Primary

   Average shares outstanding            67,837       68,904

   Net effect of dilutive
   stock options and shares
   contingently issuable - based
   on the treasury stock method
   using average market price               461          629

      TOTALS                             68,298       69,533


   Net earnings                         $37,771      $33,805

   Preferred stock dividends,
   net of taxes                         (2,816)      (2,764)

   Net earnings to
   common shareholders                  $34,955      $31,041


   Per share amounts                    $   .51      $   .45

                               EXHIBIT (11)

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                  NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                         Three Months Ended
(Amounts in thousands,                        March 31
except per share data)                    1995          1994


Fully diluted

   Average shares outstanding            67,837       68,904

   Average dilutive effect of
   assumed conversion of ESOP
   Convertible Preferred shares           8,076        8,153

   Additional shares assuming
   exercise of dilutive stock
   options and shares contingently
   issuable based on the treasury
   stock method using the
   quarter-end market price,
   if higher than average
   market price                             461          629

      TOTALS                             76,374       77,686


   Net earnings                         $37,771      $33,805

   Additional ESOP contribution
   resulting from assumed
   conversion, net of taxes             (1,206)      (1,291)

   Tax adjustment on assumed
   common dividends                       (205)        (179)

   Net earnings to
   common shareholders                  $36,360      $32,335

   Per share amounts                    $   .48      $   .42